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                                  Exhibit 10.32

                           AMENDMENT TO GTECH HOLDINGS
                       CORPORATION 1997 STOCK OPTION PLAN



         WHEREAS, GTECH Holdings Corporation (the "Corporation") established the 1997 Stock Option Plan (the "1997 Plan"), effective on May 21, 1997, for the purpose of granting stock options to officers and other key employees of the Corporation;

         WHEREAS, the 1997 Plan authorizes an aggregate of 2,800,000 shares of the Corporation's stock for grants of stock options under th3 1997 Plan;

         WHEREAS, the Corporation desires to increase the number of shares authorized under the 1997 Plan for grants of stock options to an aggregate of 3,000,000; and

         WHEREAS, the 1997 Plan authorizes the Board of Directors of the Corporation to make certain amendments to the 1997 Plan without the consent of the 1997 Plan participants or the Corporation's stockholders, including an amendment to increase the number of shares of the Corporation's stock for grants of stock options under the 1997 Plan provided that the amendment does not materially increase the number of shares of stock that may be issued to directors and officers of the Corporation.

         NOW THEREFORE, the 1997 Plan is amended as follows:

          1. Effective on the date of adoption of this Amendment by the Board of Directors, Section 3 of the 1997 Plan is amended to provide that 3,000,000 shares of the Corporation's stock are authorized for stock options.

          2. Except as provided in paragraph 1 above, the 1997 Plan remains in effect.


Adopted by the Board of Directors:

Date:    April 2, 2002

By:      _______________________
         Marc A. Crisafulli,
         Secretary